Exhibit 99.PROXY POL

INTRODUCTION

GLOBAL PERSONAL ACCOUNT DEALING POLICY

Initial Reporting

The information in this introduction is not all inclusive but will highlight some of the key points of the policy that you should be aware of. Please ensure you read the policy in its entirety.

Upon joining Man, the following must be entered into Star Compliance (within 10 days):

•	details of existing accounts and holdings;

•	a Questionnaire, Certification and Holdings Report must be completed;

•	Regulatory Background Questionnaire must be completed (certain personnel only); and

•	copies of recent statements must be provided. You are required to contact your brokers and request these be sent directly to your local Compliance Department.

Useful Points

Discretionary Accounts

Must be reported via Star Compliance. A copy of the executed agreement must also be provided to Compliance, as well as any subsequent amendments. For US personnel, periodic statements and contract notes/confirmations are also required for these accounts.

Trade Approvals

Approval is valid from receipt until the close of business on the following business day. If not executed within this time frame, need to re-seek approval through Star Compliance.

Trade Reporting

Post trade, you must confirm the trade without delay by executing in ‘Personal Trading’ section of Star Compliance.

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Reporting

Duplicate contract note/confirmation for each Reportable Transaction and Covered Transaction must be provided to Compliance. Duplicate statements must be provided to Compliance, unless already provided electronically.

Holding Periods

Certain positions are subject to a minimum 30 calendar-day holding period on a ‘LIFO’ basis.

12 month holding period for Man securities on a ‘FIFO’ basis, applies for positions accumulated over time.

Blackout Periods

Prohibition on trading securities Man funds have traded in the previous 5 business days, certain exceptions are detailed in the Policy.

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EXHIBIT 2

GLOBAL PERSONAL ACCOUNT DEALING POLICY

1 Introduction

1.1	This global personal account dealing policy (this "Policy") is designed to prevent legal, business and ethical conflicts, to guard against the misuse of confidential information and to avoid the non-compliance or the appearance of non-compliance with any compliance, legal or regulatory requirements that may arise in connection with your personal investments. While it may be appropriate for personnel to undertake long-term investments, Man[1]discourages short term, high frequency speculative trading.

1.2	The provisions of this Policy enable Man to monitor its personnel’s personal investing activities and maintain appropriate systems and controls to meet the standards set-out above. This Policy applies in both letter and spirit to all your trading activities and particular types of transactions and accounts as defined below. You must also follow any policies applicable to your business unit, department or region, including any pre-approval requirements.

1.3	Exemptions to this Policy can be given by Compliance on a case-by-case basis. In particular, Compliance may grant an exemption from a provision(s) of this Policy where a requirement conflicts with any local law and in cases of financial hardship, emergency or severe market decline, provided that such exemption does not conflict with the interests of any client.

1.4	Please also refer to the FAQs appended to the Policy for additional details.

2 Scope

2.1	Covered Persons

This Policy applies to “Covered Persons” which includes all Man's personnel and associates of such personnel.

1 Man means Man Group plc. and its controlled subsidiaries and partnerships.

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For the purpose of this Policy, “personnel” includes every employee, officer, partner, director (other than non-executive directors of Man Group plc. or any subsidiary who do not have access to Man’s technology, information systems, client holdings and/or trading information) and other persons having a similar status or performing similar functions or otherwise subject to the supervision and control of Man. As determined by Compliance and depending on the facts and circumstances including access to information, functions, agreements in place, among other factors, this may include consultants and independent contractors hired for a period of 60 days or more. For the purpose of this Policy, "associate" means any person whose business or domestic relationship with personnel might reasonably be expected to give rise to a community of interest between them.

An associate will typically be:

(i) an immediate family member2 living in the same household as personnel (where personnel have no control or input into such immediate family member’s investments, please contact Compliance); and

(ii) any person to whom personnel provides financial support or who financially supports personnel or over whose investment holdings and/or accounts personnel exercises direct or indirect influence or control or from whose investment holdings and/or accounts personnel derives any direct or indirect economic or financial interest.

2 For the purposes of this Policy, “immediate family member” generally means spouse/domestic partner and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of the Covered Person or their spouse/domestic partner.

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2.2	Covered Accounts

This Policy applies to "Covered Accounts" which includes brokerage accounts that have the capacity for "Covered Transactions" and “Reportable Transactions” are maintained by and subject to the discretionary investment decisions of Covered Persons.

Excluded from the definition of Covered Accounts is any account over which sole investment discretion is contractually granted to an independent third party. These accounts are known as

‘exempt’. Please see section “Requirements for Discretionary Accounts and Investment Clubs” for requirements.

Please note that Covered Accounts will include accounts that allow for spread bets on the value of any security, regardless of whether such facility is used.

2.3	Exempt Transactions

The following transactions3 are exempted from this Policy (i.e. no prior approval, reporting, holding period and blackout period restrictions apply) unless otherwise stated:

•	Direct obligations of the United States Government;

•	U.S. open-ended mutual funds not affiliated with Man (and not managed directly or on a sub-advisory basis by Man; see Appendix III for a list of affiliated mutual funds);

•	U.S. 529 Plans;

•	Currencies;

•	Physical commodities (e.g. gold bars, oil etc.);

•	Life insurance policies where the Covered Person has no discretion over how the premium is invested;

3 Personnel must ensure that they comply with local laws and regulations governing these transactions.

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•	Money market funds; and

•	Money market instruments including, (i) bankers’ acceptances; (ii) bank certificates of deposit; (iii) commercial paper; and (iv) high quality short-term debt instruments, including repurchase agreements.

•	Discretionary accounts and/or securities or funds acquired through an automatic investment plan e.g. strategy specific pension plans where you have no discretion on individual trades. (see section 4.2)

2.4	Reportable Transactions

The following Transactions will require reporting through Star Compliance: (i.e. no prior approval, holding period and blackout period restrictions apply) unless otherwise stated:

•	Government and public authority (e.g. municipal authority) securities other than obligations of the U.S. Government (e.g. Treasury);

•	open-ended regulated collective investment schemes (e.g. UCITS, regulated managed investment schemes, Non-US mutual funds, Japanese Investment Trust Funds) excluding any funds advised or managed by Man or an affiliated manager including all AHL, GLG, FRM, Pine Grove, and Numeric funds and products (collectively “Man Funds”);

•	shares in broad based[4] Exchange Traded Funds (“ETFs”);

•	derivatives on broad based ETFs;

•	Currency derivatives;

•	Derivatives on physical commodities;

4 For purposes of this policy an ETF will generally be considered “broad based” if it consists of a minimum of 30 constituents and is sufficiently diversified by industry. If in doubt, please confirm with Compliance.

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•	Securities acquired through a dividend reinvestment (however the first transaction establishing the plan is a Covered Transaction and requires pre-clearance);

•	Securities acquired through a corporate action; and

•	Freddie Mac or Fannie Mae securities.

2.5	Covered Transactions

For the purposes of this Policy, “Covered Transactions”5 (subject to prior approval, holding period, reporting requirements and blackout period) shall refer to any transactions in financial instruments6, including but not limited to purchase, sale, exercise, novation or cancellation (as appropriate) of any:

•	Listed and unlisted shares – including:

•	shares in any public or private company, including common stock, preferred stock, etc., including IPOs;

•	shares in Man Group plc. (see section “Transactions in Man’s Securities”);

•	shares or interests in any funds managed or sub-advised by Man or an affiliated manager (“Man Funds”) (see sections “Investments in Private Placements” and “Investments in Man Regulated/Tradable Funds”);

•	shares or interests in closed-ended funds or investment companies (such as real estate investment trusts);

•	shares or interests in unregulated open-ended collective investment schemes (e.g. hedge funds and private investment funds);

5 Personnel must ensure that they comply with local laws and regulations governing these transactions if approved by Compliance.

6 For the purposes of this policy, a financial instrument does not include personal loans and/or mortgages.

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•	shares in narrow based[7] Exchange Traded Funds (“ETFs”); and

•	derivatives on narrow based ETFs;

•	Corporate bonds or other debt instruments;

•	Certificates representing certain securities (ADRs, GDRs etc.);

•	Warrants;

•	Options (both put and call), including stock options and options on commodity futures;

•	Futures, including commodity futures, financial instrument futures;

•	Other commodities interests;

•	Swaps and Contracts for difference (“CFDs”) (both in relation to securities and derivatives);

•	Rights of interest in any of the above investments (e.g. an equitable interest);

•	All Man funds (includes all AHL, GLG, FRM, Pine Grove, Numeric, etc. funds and products), regardless of whether they are regulated (e.g. UCITS funds).

The	list above sets out some examples of Covered Transactions. This is not however a full list of Covered Transactions.

7 For purposes of this policy an ETF will generally be considered “narrow based” if it consists of less than 30 constituents and is not sufficiently diversified by industry. If in doubt, please confirm with Compliance.

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2.6	Prohibited Transactions

The following additional restrictions on personal investment/transactions8 will apply unless otherwise approved by Compliance. Covered Persons may not:

•	Execute any uncovered short sale;

•	Sell an uncovered call option;

•	Participate in any initial public offering[9] in which Man intends to participate for its clients (depending on the facts and circumstances, Compliance may consider the approval of an investment in an initial public offering which includes a specific retail offer in addition to and distinct from an institutional offer); or

•	Enter into any option contract that expires within 30 days.

3	Notification to Compliance and maintenance of Covered Accounts[10,11]

3.1	Initial reporting

Upon joining Man, please provide the following information via Star Compliance (within 10 days):

•	details of existing Covered Accounts;

•	details of holdings held by a Covered Person (including those not held via a broker account);

•	a Compliance Questionnaire, Certification and Holdings Report;

•	a Regulatory Background Questionnaire (certain personnel only); and

•	a copy of the most recent statement from the institution for each Covered Account as of a date no more than 45 days prior to becoming a Covered Person should be provided to Compliance.

8 Personnel must ensure that they comply with local laws and regulations governing these transactions if approved by Compliance.

9 Note that in certain jurisdictions (e.g., US) there are regulatory restrictions as to who may purchase IPOs.

10 As set out above, Covered Accounts includes the relevant accounts of your associates. Please request that your associates provide the details required.

11 All details requested in Star Compliance must be completed for all reporting requirements.

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3.2	Periodic reporting of information

Personnel have the following ongoing reporting obligations:

•	Duplicate contract note/confirmation for each Covered Transaction and Reportable Transaction must be forwarded to Compliance, unless already provided electronically;

•	Duplicate statements for Covered Accounts must be forwarded to Compliance directly by the institution (or by the Covered Person where it is not possible to have the statements forwarded directly by the institution). For Swiss personnel, if your institution does not provide statements, please contact Compliance;

•	Compliance Questionnaire, Certification and Holdings Report via Star Compliance by 14 February of each year including all holdings as of a date no more than 45 days prior to the date the report is submitted; and

•	Quarterly Compliance Certification and Transaction Report via Star Compliance within 30 days of quarter end.

3.3	Reporting changes

Please report via Star Compliance all new Covered Accounts upon opening and any changes to Covered Accounts (including account number, name, etc.).

Please note that the information provided to Compliance will be handled with care and confidentiality and in accordance with applicable law.

4	Requirements for Discretionary Accounts and Investment Clubs

4.1	Discretionary Account

Any account in which you have no direct or indirect influence or control, such as in the case of a fully discretionary investment management account, blind account, blind trust, certain other trusts and

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securities or funds acquired through an automatic investment plan whereby all investment decisions are made by a third-party who is unrelated to you may be exempted from this Policy. You cannot provide instructions to or otherwise communicate with the third-party regarding any investment decisions being made in the account and there must be a written discretionary investment management agreement or similar document covering the account in order for the account to be exempted. Any securities transactions effected outside of a fully discretionary account must comply with all of the requirements of this Policy.

All discretionary accounts and securities or funds acquired through an automatic investment plan must be reported to Compliance via Star Compliance. A copy of the executed investment management agreement or similar document covering the account must also be provided to Compliance, as well as any subsequent amendments to such agreement or document. Furthermore, for US personnel, duplicate contract notes/confirmations and account statements must be forwarded to Compliance directly by the institution.

4.2	Investment Clubs

You may participate in an investment club or similar type of organisation only with Compliance prior written approval. If you can demonstrate that you do not participate in the investment decision-making process of the investment club or similar type of organisation, then the account of the investment club may be exempt from this Policy. An exemption from this Policy will generally not be granted if you have influence or control over the club's or organisation’s investment decisions or if you make up 50% or more of the club's or organisation’s membership or contribute 50% or more of its capital. Notwithstanding the above, your investment in an investment club may be considered an investment in a private placement and subject to the requirements of that section of this Policy.

5	Procedure for Covered Transactions

Before placing an order for a Covered Transaction, Covered Persons (or the relevant personnel for the Covered Persons) must notify and receive pre-approval from Compliance. In the ordinary course of business, you will receive a response to your trade request within 24 hours.

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•	Approval should be requested using the online Star Compliance system which can be accessed via the intranet or via the link https://man-ng.starcompliance.com. No order can be placed without first receiving written approval from Compliance.

•	Approval request should be made by accessing ‘Personal Trading’ – ‘Trade Requests’ – ‘Create New Trade Request’ within Star Compliance. You will need to enter the security details into the system. If the security is not recognised, please e-mail mipadealing@maninvestments.com.

•	Approval is valid from receipt until the close of business on the following business day in the jurisdiction of the relevant market unless otherwise notified by Compliance.

•	If the Covered Transaction is not executed within this time frame, you will need to seek approval again through Star Compliance.

•	If a Covered Transaction is not approved (i.e. denied) you must not: (i) procure any other person to enter into such transaction on your behalf or otherwise; or (ii) communicate any information or opinion to any other person if you know or ought to know that the person will, as a result, enter into such transaction or counsel or procure some other person to do so.

•	Compliance is not required to provide you with a reason as to why a Covered Transaction is not approved.

•	Post trade, you must confirm without delay that the trade has been completed by using the ‘Personal Trading’ section of Star Compliance. You should select the relevant trade, select ‘Execute’ and enter the trade confirmation details when prompted.

•	Any Covered Transaction that will be gifted to another person must also be pre-approved by Compliance.

For procedures/additional requirements relating to investments in Man Regulated/Tradable Funds (defined below) please see section “Investments in Man Regulated/Tradable Funds” below and for the procedure relating to investments Man’s securities see section “Transactions in Man’s Securities” below.

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6	Procedure for Recording Reportable Transactions

Within 24 hours (or as soon as reasonably possible) of placing an order for a Reportable Transaction (that needs to be recorded, Covered Persons (or the relevant personnel for the Covered Persons) should report the trade through Star Compliance.

In relation to Securities acquired through an automatic investment plan or a corporate action which are to be reported in accordance with the Policy, they need to be reported to Compliance upon the Covered Person becoming aware of the acquisition.

•	Notification should be made using the online Star Compliance system which can be accessed via the intranet or via the link https://man-ng.starcompliance.com.

•	Notification should be made by accessing “Personal Trading” – “Transactions” – “Execute Transaction” within Star Compliance. You will need to enter the trade details into the system. If the security is not recognised, please e-mail mipadealing@maninvestments.com.

Please note that if the firm receives copies of duplicate trade confirmations / contract notes and statements via an electronic broker feed then these do not need to be manually reported.

7	Procedures for Limit Orders and Stop Losses

Limit orders and stop losses are permitted for securities market capitalisation in excess of USD 3 billion or as otherwise approved by Compliance. You will need to seek approval as described above in “Procedure for Covered Transactions” via Star Compliance for these trades. You must indicate in the comments section of the request for approval if the trade is a limit order or stop loss. Upon execution you will need to provide to Compliance a confirmation from the broker showing the date the trade was instructed and executed. If you wish to retract such an instruction it is deemed as a new transaction you will need to contact Compliance for approval.

Limit orders and stop losses are only permitted for a maximum duration of 30 calendar days i.e. the order must be executed or retracted within 30 calendar days.

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8	Holding Period

8.1	Holding Period

All positions established as a result of Covered Transactions (other than Man securities) are subject to a minimum 30 calendar-day holding period calculated on a ‘last in, first out’ basis for positions accumulated over time. Similarly, any position closed or reduced as a result of a Covered Transaction may not be re-established, in whole or in part, or increased for a period of 30 calendar days following the last relevant Covered Transaction. Furthermore, Covered Persons may not exercise any option within 30 days of entering into the contract or enter into any option contract which expires within thirty days.

For Man securities (shares and bonds), a holding period of 12 months calculated on a ‘first in, first out’ basis will apply for positions accumulated over time. You will be required to hold your Man securities for 12 months from day of purchase.

8.2	Holding Period Exemptions

Notwithstanding the above sections 8.1, the holding period for a Covered Transaction may be waived or reduced at the discretion of Compliance in cases of personal financial hardship or emergency where it is satisfied that no conflict with client interests is likely to arise.

9	Blackout Period

You may not execute a Covered Transaction (not including Reportable Transactions or Exempt Transactions) in any security (including shares, bonds) in which Man has traded on behalf of its clients in the previous 5 business days, except in accordance with one of the following exemptions, which may be granted by Compliance at its discretion and:

•	Cases of personal financial hardship, emergency or severe market decline; or

•	Covered Transactions in securities of issuers whose issued securities satisfy all of or the applicable of (as determined by Compliance) the following criteria:

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−	listed in a FATF member state;

−	an accurate and reliable market price can be obtained from a public source; and

−	market capitalisation in excess of USD 3 billion. Sources such as Bloomberg, Yahoo Finance or another reliable source should be used to determine whether the issuer meets these criteria.

Please note that your trade request may be denied at the discretion of Compliance.

10	Investments in Private Placements

Interests in private placements, private investment funds (e.g., hedge funds or private investment funds), (which are not Man Funds (defined below)) and other private securities such as direct investments in private companies ("Private Placements") are Covered Transactions. You are required to obtain approval from Compliance. Please complete the form “Personal Private Placement Investment Request” found under My Document Library within Star Compliance and provide it to your local compliance department along with a copy of the prospectus for the investment. All shares acquired as a result of a private placement request will need to be inputted into Star Compliance as an Initial Holding. Any additional capital investments in any Private Placements (other than capital calls related to the approved investment) require a new approval from Compliance. The sale or voluntary redemption of a security acquired in a Private Placement also requires prior approval.

You must immediately inform Compliance if you begin to have a relationship with the issuer other than as an investor in a Private Placement of the issuer. You must receive prior written consent from senior management and Compliance (via Star Compliance). You are also required to immediately inform Compliance if you are considering an investment in the issuer on behalf of Man’s clients (i.e., Man Funds and separately managed accounts). In addition, you must inform Compliance if the issuer’s securities will be offered in an initial public offering.

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11	Investments in Man Funds (includes all AHL, GLG, FRM, Pine Grove, Numeric, etc. funds and products)

Man is supportive if you wish to make personal investments in Man Funds. However, you need to be mindful that you may be, or may appear to be, in a position which gives you a reasonable insight into the likely forward dealing price or proposed valuation of any Man Fund on the current day. As a result, the following provisions apply to investments in Man Funds:

•	All requests to purchase, subscribe for, or redeem, shares in Man Funds must be submitted to Compliance in accordance with the standard process described Section “Procedure for Covered Transactions” above.

•	Compliance will consider all requests and where appropriate provide approval for the proposed transaction provided that the relevant order/subscription/redemption request may only be submitted on the third business day following approval and approval will expire at the end of that day.

•	In the case of US Man registered funds certain individuals will have reporting requirements on Form 4 accordingly.

•	Compliance may also seek input from the business as to whether it the transaction is appropriate e.g. ensuring the there are no upcoming material events in the funds.

12	Transactions in Man's Securities

12.1	Application

This section of the Policy applies to all personnel including Man Share Dealing Code personnel. Additional requirements may also apply to Man Share Dealing Code personnel. If you are unsure if you are subject to the Man Share Dealing Code, you must contact the Company Secretariat. All dealings in Man's securities by those subject to the Man Share Dealing Code must be made through Man’s nominated broker. Please refer to the Man Share Dealing Code for more information on dealing in Man's securities when you are subject to the Man Share Dealing Code.

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12.2	Employee incentive schemes

Transactions that fall within any of Man’s share-based employee incentive schemes (including Sharesave) (such as exercising awards and selling award shares to meet tax liabilities upon exercise) are not subject to any of the reporting or notification obligations contained within this Policy.

If you exercise any share-based employee incentive scheme award or Sharesave on vesting, any shares retained by you (net of any shares you have sold to pay tax or otherwise) as a result of exercising an award/option will be uploaded into Star Compliance as an “Initial Holding” and will be subject to this Policy but will not be subject to the Holding Period. If you exercise at a date that is not at initial vesting you will need to input the details into Star Compliance. If you wish to sell any of these shares you must follow the procedure set out in the section “Procedure for Covered Transactions”. Please refer to the FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options for more information.

12.3	Data feed from SALSA to Star Compliance

Employees who have accounts with Collins Stewart that are administered by the Share Administration team are not required to update Star Compliance of EMG Man stock vesting and share awards as we update these in line with SALSA.

12.4	Dealings outside of employee incentive schemes

If you are not participating in Man’s share-based employee incentive schemes you are required to obtain approval from Compliance (through Star Compliance) prior to acquiring or disposing of any Man securities in accordance with the procedure described in section “Procedure for Covered Transactions”.

Please also refer to the Man Group plc. Inside Information Policy which discusses inside information or material non-public information in the context of Man securities.

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13	Front Running

You may not execute Covered Transactions ahead of any transaction intended or contemplated for any client account of which you are or may reasonably be deemed to have been aware. You are subject to confidentiality obligations to Man and may not misuse information obtained during your employment for personal gain.

Compliance will monitor client trading around Covered Transactions to identify any situation in which a Covered Person may appear to have sought to benefit from knowledge of subsequent client transactions or in which any other conflict of interests appears to have arisen.

You should be aware that in certain jurisdictions there may be penalties imposed relating to front running.

14	Restricted List/ Watch List

You may not execute Covered Transactions or otherwise trade for any account over which Man has investment discretion in securities of issuers which appear on your Business Group Restricted List or the Watch List, unless approved in advance by Compliance. An issuer may be placed on a Restricted List for a variety of reasons, including if a Man Business Group has material non-public information about the issuer. Securities on the Watch List are securities that need to be monitored to ensure compliance with various regulatory restrictions, filings, etc. Please refer to the Global Inside Information and Chinese Wall Policy for further information.

15	Market Manipulation

You shall not execute transactions intended to distort the market such as those intended to raise, lower, maintain or cause fluctuations in the market price of any security or to create a false or misleading appearance of active trading. Furthermore, you shall not engage in any act, practice or course of business which is fraudulent, deceptive or manipulative such as making false statements or omitting material facts with the intent of inducing another person to enter into a transaction or refrain from entering into a transaction. It should be noted that trading large volumes of a security may be perceived as market manipulation in certain jurisdictions.

You should be aware that in certain jurisdictions there may be penalties imposed relating to market manipulation.

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16	Material Non-Public Information (“MNPI”) or Inside Information

You shall not execute Covered Transactions in securities in relation to which you or Man has MNPI or inside information. Any trading or portfolio information received from third party managers with respect to the Man Multi-Manager business is confidential and will be considered to be inside information.

Man has policies which are designed to inform and assist you in handling the possession of material non-public information or inside information in order to avoid situations that may violate applicable law or create an appearance of impropriety. Man also has policies which set out details of information barriers between different business units within Man. Please refer to the Global inside Information and Chinese Wall Policy for further information and, if this information relates to Man the Man Group plc. Inside Information Policy.

17	Penalties and Redress

Violation of this Policy, may result in disciplinary sanctions including, but not limited to:

•	breaking or reversing trades at your expense;

•	formal admonition;

•	variation or restriction of any discretionary compensation that may be paid;

•	suspension or termination of your employment or service contract, consultancy arrangement or forced retirement of your partnership interest; and

•	civil or criminal proceedings.

Monetary gain resulting from any activity in breach of this Policy may be required to be donated to Man’s UK annual charity.

If you have any questions about this Policy please contact Compliance.

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Appendix I

FAQs

1.	Do I or one of my Covered Persons need to enter into Star Compliance details of a Stocks and Shares ISA and a Self-Invested Pension Plan upon opening?

Yes, you need to enter into Star Compliance details of an account if it is able to hold securities or other financial instruments or where you have the ability to trade via the account even if you don’t utilise this feature. However, a Cash ISA is exempt from the Policy.

2.	What do I or one of my Covered Persons need to do if we have a discretionary account (i.e. an account in which you have no direct or indirect investment influence or control)?

The account needs to be added into Star Compliance as a discretionary account. Please also provide a copy of the discretionary investment management agreement or similar document covering the account.

Man Shares/Man Funds

3.	I want to sell some Man shares that I received via an employee incentive scheme, what do I need to do?

You will be able to sell your Man shares subject to pre-approval from Compliance. Man Share Dealing Code personnel may be subject to further restrictions. Please refer to section “Procedure for Covered Transactions” of the Policy to find out how to seek approval for the trade. In addition, please refer to the FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options for more information.

4.	Do I or one of my Covered Persons need to notify or get approval from Compliance to buy or sell a Man Fund?

Yes, all shares or interests in any funds managed or advised by Man or an affiliated manager are covered. This will also be the case if you invest in a Man Fund via a Man Group Pension Plan. Additional requirements apply to investments in Man regulated/tradable funds. If you have received a Man fund product award, please refer to the FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options for more information.

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5.	What action do I need to take if I or one of my Covered Persons want to move my investment from one Man fund to another?

You need to seek approval to sell the Man fund you hold via Star Compliance. You will also need to seek approval to buy the fund you wish to hold via Star Compliance. Please refer to section “Procedure for Covered Transactions” of the Policy to find out how to seek approval for the trades. Please also refer to the section “Investments in Man Regulated/Tradable Funds” of the Policy for information specifically relating to Man funds that have daily dealing and Man Funds that can be traded daily through a broker.

6.	What action do I need to take if the Man fund I or one of my Covered Persons have invested in is closing down and I want to reinvest in another Man fund?

You will need to seek approval via Star Compliance to invest in the new Man fund. You will not need to take any actions in relation to the Man fund that is closing down. Please refer to section “Procedure for Covered Transactions” of the Policy to find out how to seek approval for the trades. Please also refer to the section “Investments in Man Regulated/Tradable Funds” of the Policy for information specifically relating to Man funds that have daily dealing and Man Funds that can be traded daily through a broker.

7.	Can I or one of my Covered Persons trade derivatives on Man shares?

You will need to seek approval via Star Compliance for such a transaction. Compliance will need to consider the facts and circumstances surrounding the trade and the relevant personnel before approving such a trade.

Shares

8.	Do I or one of my Covered Persons need to notify or get approval from Compliance to invest in my friend’s business?

Yes, as it will be an investment in private securities. Please refer to the section “Investments in Private Placements” of the Policy for further information.

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9.	Can I or one of my Covered Persons participate in an initial public offering?

No, if Man intends to participate for its clients. Depending on the facts and circumstances, Compliance may consider the approval of an initial public offering which includes a specific retail offer in addition to and distinct from an institutional offer. Furthermore, in certain jurisdictions there are specific regulatory restrictions as to who is eligible to purchase an initial public offering.

ETFs

10.	How is ‘broad based ETF’ defined under the Policy?

A broad based ETF is one which provides a broad based security index, e.g. FTSE, S&P 500, etc., which generally reflects the movement of the entire market and generally consists of at least 30 issuers in different industries.

11.	Can I or one of my Covered Persons short sell an ETF?

Yes. If such short ETF is broad based within the definition stated in the Policy and the short is covered.

13.	Do trades in Exchange Traded Notes (“ETNs”) that invest in broad based security indexes require pre-approval?

Yes all ETNs require pre-approval.

Options

14.	Can I or one of my Covered Persons sell put options?

Yes however, the exercise date needs to be in at least 30 days. This transaction must be pre-approved.

16.	Can I or one of my Covered Persons write a call?

Yes, provided it is covered and the underlying security has been held for 30 days. The exercise date must be in at least 30 days. This transaction must be pre-approved.

Short Sales

17.	Can I or one of my Covered Persons enter into short sales?

Only covered short sales are permitted. Covered short sales with respect to Covered Transactions require pre-approval.

Proprietary and Confidential	22	6 February 2016

Appendix II

FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options

Man Shares and Man Fund Product Awards

1.	Holding period requirements for Man shares and fund product units

There is a 12 month holding period for Man shares on a first in first out basis for positions accumulated over time. You will be required to hold your Man shares for 12 months from day of purchase. Shares acquired as a result of an exercise of an award, Man Sharesave Scheme or a Dividend Reinvestment Plan for Man shares will not be subject to a holding period.

There is a 30 day holding period for fund product units on a last in first out basis for positions accumulated over time. What this means is that you cannot change the direction of your trading within any 30 day period. So you are able to continue to buy units but if you then want to sell them, you will need to wait 30 days from your last purchase. Similarly if you are selling units and then want to start buying, you will need to wait 30 days from your last sale. Units acquired as a result of an exercise of an award will not impact on your holding period calculation.

2.	What do I do if I receive a Man share or Man fund product award as part of my compensation?

You are not required to take any action until after your award has vested and you have decided to exercise it. Man share or Man fund product awards granted but not exercised do not need to be entered into Star Compliance.

3.	What do I need to do upon a Man share or Man fund product award vesting?

Upon receipt of notification of a Man share or Man fund product award vesting, if you choose to exercise, you will be given the choice of holding and/or selling any number of shares/units (to pay tax or otherwise). You do not need approval from Compliance to sell or hold award shares/units at this time. Any shares you retain following a deferred share award vesting will need to be entered into Star Compliance other than during the implementation phase of the Policy as explained in question 13. Any Man fund products retained following vesting will be uploaded into Star Compliance following the vesting period.

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4.	What happens if I do not exercise my awards in line with the set vesting times?

If you do not decide to exercise your award upon vesting but decide to exercise at a later time chosen by you (by selling or retaining Man shares, Man fund product units or a combination of both), the timing of this exercise will be considered to be an investment decision by you. As a result, you will need to seek prior approval via Star Compliance to exercise your award. However, if you wait to exercise the award until the set vesting time of another of your awards, you may exercise and retain or sell at that time without requiring approval from Compliance.

5.	What holding period will apply to Man award shares or fund product units?

The 12 month holding period will not apply to shares resulting from the exercise of Man Share awards. Where you sell or retain units from a Man fund product award, this transaction will not impact your holding period calculation for the relevant Man fund.

Man Sharesave Scheme

6.	What do I need to do upon applying to join a Man Sharesave Scheme?

You are not required to take any action upon joining. No action is required until you decide to exercise your

Man Sharesave option.

7.	What do I need to do upon applying cancelling a Man Sharesave Scheme?

You are not required to take any action upon cancelling a Man Sharesave Scheme as you will not have obtained any Man shares.

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8.	What do I need to do upon exercising my option after end of the Man Sharesave Scheme contract?

You will not need Compliance approval to buy, hold or sell the Man shares resulting from the exercise of your option. If you decide to buy and hold any Man shares, you will need to enter the number of Man shares you decide to continue to hold into Star Compliance as an initial holding other than during the implementation phase of the Policy as explained in question 13.

9.	What holding period will apply to Man Sharesave shares?

The 12 month holding period will not apply to awards of Man Sharesave shares.

General

10.	What do I do when I want to set up or leave a Dividend Reinvestment Plan for Man shares?

You will need to seek approval from Compliance when you set up the plan. You will not need approval from Compliance to leave the plan.

11.	What do I do when I receive shares under a Dividend Reinvestment Plan for Man shares previously approved by Compliance?

No approval is needed from Compliance. The details of the additional Man shares will need to be entered into Star Compliance by you as soon as you become aware of them other than during the implementation phase of the Policy as explained in question 13. Any Man shares received pursuant to a Dividend Reinvestment Plan will not be subject to the 12 month holding period.

12.	Do I need to enter the details of my Collins Stewart account in which I hold Man shares into Star Compliance?

If you have a Collins Stewart account that holds Man shares which is administered by the Share Administration Department the details of this account will be automatically entered into Star Compliance. Any Collins Stewart accounts set up after this date will need to be manually entered into Star Compliance.

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13.	Do I need to enter the details of my current Man shareholdings into Star Compliance?

Any Man shares you have in a Collins Stewart account (which is administered by the Share Administration Department) and any certificated Man shares you hold, the details of which are held by the Share Administration Department are automatically uploaded into Star Compliance. Please note that it is your responsibility to check whether the details automatically uploaded into Star Compliance are accurate.. If you hold Man shares in a broker account, other than a Collins Steward account, you will need to enter these separately into Star Compliance.

14.	Do I need to provide copies of account statements for my Collins Stewart account in which I hold Man shares?

It is not necessary to contact Collins Stewart to arrange this in relation to accounts holding Man shares which are administered by the Share Administration Department.

Proprietary and Confidential	26	6 February 2016

Appendix III

List of Affiliated US Mutual Funds

Numeric Investors LLC

•	Russell International Developed Markets Fund

•	Russell Emerging Markets Fund

•	Cornerstone Advisors Global Public Equity Fund

•	Cornerstone Advisors Public Alternatives Fund

AHL Partners LLP

•	American Beacon AHL Managed Futures Strategy Fund

FRM Investment Management (USA) LLC

•	Pine Grove Alternative Fund

•	Pine Grove Alternative Institutional Fund

•	Man FRM Alternative Multi-Strategy Fund LLC

Proprietary and Confidential	27	6 February 2016